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FINAL TRANSCRIPT

IVGN - Invitrogen and Applied Biosystems To Combine

Event Date/Time: Jun. 12. 2008 / 9:00AM ET

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© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Amanda Clardy

Invitrogen - VP IR

Tony White

Applera Corporation - Chairman, CEO

Greg Lucier

Invitrogen - Chairman, President, CEO

Mark Stevenson

Applied Biosystems - President, COO

David Hoffmeister

Invitrogen - CFO

CONFERENCE CALL PARTICIPANTS

Quintin Lai

Robert Baird - Analyst

Ross Muken

Deutsche Bank - Analyst

Jon Wood

Banc of America - Analyst

Tycho Peterson

JPMorgan - Analyst

Doug Schenkel

Cowen and Company - Analyst

Peter Lawson

Thomas Weisel Partners - Analyst

Jon Groberg

Merrill Lynch - Analyst

Derik De Bruin

UBS - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to today’s conference call to discuss the combination of Invitrogen and Applied Biosystems. (OPERATOR INSTRUCTIONS). I would now like to hand the call over to Ms. Amanda Clardy, Vice President of Investor Relations for Invitrogen. You may proceed, ma’am.

Amanda Clardy - Invitrogen - VP IR

Good morning everyone. We are very pleased to be here today discussing the combination of Invitrogen and Applied Biosystems. If you haven’t received a copy of today’s press release, you may obtain one from our website at Invitrogen.com or at AppliedBiosystems.com.

On the call this morning we have representatives from both companies. From Invitrogen we have Chairman and CEO Greg Lucier, and Chief Financial Officer David Hoffmeister. Representing Applied Biosystems we have Applera Chairman and CEO Tony White, Applied Biosystems President and COO Mark Stevenson, and Applera’s CFO, Dennis Winger.

Before we begin, I want to reminder our listeners that our discussion today will include forward-looking statements including, but not limited to, statements about future expectations, plans and prospects for the company. We believe these statements are based on reasonable assumptions, but actual results may differ materially from those indicated. It is our intent that these forward-looking statements be protected under the Safe Harbor created by the Private Securities Litigation Reform Act of 1995.

On the next page, additionally we will be discussing GAAP and non-GAAP measures. A full reconciliation of the non-GAAP measures to GAAP can be found on our website. For today’s call we will be referencing a presentation that you may view online. Instructions to access the webcast are on our website. Additionally the presentation is posted on both company’s IR sites.

We will begin today’s call with remarks by Tony White. Then Greg and Mark will discuss the strategic rationale of this transaction, and David will follow with a financial overview.

With that, I would now like to hand the call over to Tony White.

Tony White - Applera Corporation - Chairman, CEO

Good morning, everyone. This is an important day for both of our companies. My board and I and our management team are excited about the combination of these two fine companies and the even stronger company that will result from this combination.

I would like to provide some quick background of how we got to today. In January the Applera Board of Directors authorized Morgan Stanley to consider options to enhance value for the Applied Biosystems shareholders. We have been through an extensive process, including conversations with multiple parties. Our financial advisers and our Board concluded that this transaction is the best option to deliver premium value today and even greater value tomorrow for the Applied Biosystems shareholders.

The strategic options that the Applera Board considered including, first, continuing to make acquisitions and increase our portfolio; second, restructuring and remaining independent; and third, selling to another company.

Today’s transaction is a hybrid of the second and third options, as we’re combining with a very complementary life sciences tool provider to create a new company that will have the strength of each, as well as synergies that will make the combination much more than the sum of its parts. Personally I’m excited about this powerful combination.

Many in the investment community know that a key part of our business strategy over the past few years has been to diversify our revenue base. One critical part of that strategy has been a strong focus on building our consumables business, both organically and through the acquisition of Ambion. This strategy has been quite successful, and to the point that AB’s revenues from consumables now exceed revenues from instruments.

The second part of our growth strategy has been to increase the use of our molecular technologies in high growth applied markets — not only forensics where we have had great success, but in other applied markets, including quality and safety testing. The agreement to combine Invitrogen and Applied Biosystems is a giant leap towards further diversifying our business and accelerating the strategic push into consumables and applied markets.

Importantly the business, now joined with a very able partner, remains absolutely committed to the instrument platforms and the research markets that are core to our mission.

Now it is my pleasure to turn the meeting over to Greg Lucier.

Greg Lucier - Invitrogen - Chairman, President, CEO

Thank you very much, Tony, and good morning everyone as well. We appreciate you calling in to hear about the very exciting news we announced earlier. This transaction is going to transform our company and create significant value for our shareholders and customers.

Let me start by giving you a quick overview of the transaction. Invitrogen will be purchasing 100% of the outstanding common stock of Applied Biosystems of Applera at $38 per share, or a total deal value of $6.7 billion. ABI shareholders will receive a combination of cash and Invitrogen stock. The estimated split of cash and stock is 45% and 55%, respectively.

Invitrogen shareholders will maintain a majority ownership of the new company. The cash portion of the transaction will be paid by cash on hand, and approximately $2 billion in new debt. The total debt of the combined company will be approximately $3.5 billion, or 3.6 times debt to EBITDA ratio.

Upon closing, the company will be named Applied Biosystems, but we will maintain and build upon the great brand of Invitrogen for selling and merchandising high-quality reagents. As you can imagine, there was much discussion on the corporate name of the combined company. However, we believe that Applied Biosystems is a name that best describes the company we hope to build, a system’s company in the biological sciences that has an emphasis on taking technology from the research lab and applying it to commercial application.

Our headquarters will be Carlsbad, California. The closing of the transaction is expected to occur of the fall of this year, pending regulatory approvals, as well as Invitrogen and Applera shareholder approval.

Now I will remain CEO of the company, and David Hoffmeister will remain as the CFO of the new Applied Biosystems. I’m extremely pleased to announce that Mark Stevenson has agreed to take on the role of President and Chief Operating Officer of the combined company. Mark and I have already formed a good working relationship, and I look forward to getting going with him on the integration planning soon.

Our new Board will consist of our current nine Invitrogen Board members and three Applera Board members. Those members are still being determined, but we welcome the new ideas and insights they will surely bring.

Moving to slide 7, both companies have a long history of success in our respective areas. We, as of the premier provider of scientific reagents, and ABI as the premier supplier of systems and services. We both have leading brand recognition in our markets, driven by an innovation culture in both parties.

In fact, both companies have sizable patent estates, and the combined company will have more than 3,600 patents and exclusive licenses. This is an impressive IP portfolio, and we intend to continue the tradition that both companies have of using best innovation to fuel profitable growth.

On slide 8, you will see that the companies also share a common vision, which makes it far easier to integrate the two into one. As we have our quests here at Invitrogen, which focuses on the goal of improving the human condition and solving our customers’ workflow challenges, Applied Biosystems has their five strategic enablers, which focus on the very same things as well.

Looking at slide 9, we believe it is important to look at how the industry is changing, what are the trends that we see on the horizon, and have this new company will be positioned to benefit from emerging macrotrends.

As you can see from this slide, by bringing these two companies together we will benefit from each of these industry dynamics, whether it be taking advantage of the convergence of genomics with systems biology with the rapid growth we are seeing in emerging markets, such as China and India.

In addition we are particularly pleased that our new company will take the leading role in the development of new technologies to drive down the cost to sequence a genome to $1,000, an extraordinary scientific breakthrough. And we are well positioned to benefit from this explosion of genetic discovery via our combined positions in scientific validation, applications and commercialization.

Now if we turn to slide 11, I’m going to turn my attention to describing the strategic rationale for this deal. As I have said, there are some very compelling macrotrends that make this combination very attractive. And it is even more attractive when you consider how highly complementary our best-in-class product offerings really are.

This combination also gives us a significant commercial network, unmatched at many customer sites around the world. In addition, it gives both our companies access to high-growth markets, opening up opportunities for accelerated revenue growth.

And lastly, this transaction makes a lot of sense because it will create value for our shareholders through the strong financial profile of the combined company that we can achieve in the future.

Simply put, this merger combines the industry’s premier consumables provider with the industry’s premier systems provider to create a world-class biotechnology tools company that is uniquely positioned to accelerate and drive new discoveries in commercial application.

Let us now take a few minutes to expand upon each of these first three strategic reasons for doing this deal. On slide 12, you can see that each of our two companies possess a range of complementary product offerings in each of the major biological fields of study.

Our customers are doing important research with a lot of difficult variables to decipher. As a result, trusted brands are key to customer loyalty, and brands such as TaqMan and Ambion from ABI, and TOPO, SuperScript, Lipofectamine, Novex, GIBCO and molecular probes by Invitrogen have come to represent everyday lab technologies that represent superior quality, reliability, and workflow innovation.

In addition to these consumable brands, the brand of Applied Biosystems has come to represent these same attributes for trustworthy sequencing, real-time PCR and mass spec instruments. These work horses of the lab are anchor points for reagent consumption and repeat services, and represent an excellent source of synergy for both the companies’ best-in-class consumables.

On slide 13, you can see that most of Applied Biosystems’ revenues already from occurring strains, such as consumables, royalties and services, much like Invitrogen. As a result, almost three-quarters of our combined company’s revenues will be a runrate repeatable business in the form of consumables, royalties and services, all of which have very high margins, making for an attractive profile for a company in the life science industry.

Now let me take a few moments on slide 14 to explain why this combination of the leading reagent provider with the leading instruments supplier is so compelling to our customers. In biotechnology a typical customer’s day is spent planning experiments, obtaining samples, preparing and processing those samples, conducting analysis, typically with some form of instrument, and then interpreting the data. Historically Invitrogen has innovated around the first part of this workflow.

In this stage the permutations can be endless on how to best prepare a sample, and flexible kits and optimized general-purpose reagents are critical. By contrast, ABI with its roots in instrumentation traditionally focused on optimizing reagents for its own systems.

The promise of this combination is that when joined, we’re the best positioned company in the industry to achieve reagent instrument optimization across all the key workflows — many of the key workflows in the laboratory. Now innovation around optimized workflows requires insights into all aspects of the application at a deep, detailed level that is not possible across separate organizations.

Invitrogen brings customer knowledge to a wide range of customers. Cell biology, that can be leveraged into creating new system opportunities as an example. And ABI brings customer knowledge for genetic analysis and applied market workflows that it can inform Invitrogen efforts. And given that invention and discovery is 80% knowing where the problem is, the new ABI will know where the problems are first in the industry.

On this slide we have depicted the typical workflow for next generation sequencing. Prior to analysis a sample requires high fidelity PCR, specified fragmentation, electrophoretic reparative separation, enzymatic litigation, and so forth. These are ideally suited for Invitrogen’s competencies. Such collaboration would not have been possible without this combination.

You can see that on slide 15, that we as a combined company will also be very well positioned in our industry in terms of research and development scale to achieve breakthrough innovation. Our two companies will have $300 million in R&D spend, representing approximately 10% of combined revenues, and over 1,000 of the most dedicated and creative scientists in biotechnology.

And perhaps the most impressive metric is that these combined companies will have over 3,600 patents and licenses, which is an impressive amount, and which we plan to continue the historic practice of both companies by defending and proactively monetizing our IP.

On slide 16 you can see the second main strategic reason for combining our two companies is the commercial team we are creating. This new company joins together two of the broadest, most extensive, most respected commercial networks in life sciences.

More importantly, each have distinguished themselves with highly complementary skill sets. Invitrogen field representatives excel at harvesting repeat business, working their customer relationships with the bench scientists, and ensuring our customers always have easy access to our products, whether that be through setting up an easy ordering system on our e-commerce engine, or utilizing the significant network of supply centers we have set up.

On the other hand, ABI reps are terrific at placing new systems that carry large price tags and require a lot of upfront selling. They have a global service infrastructure set up already to continue the customer relationship beyond the first-time sale. And they have very high level customer contacts. In addition, they have moved beyond life sciences to create a customer network in applied markets, which we think are very attractive.

Together we will have over 3,000 sales and service representatives worldwide. With the complementary skills of each group, we will be able to capture more of the lifetime value of the customer revenue stream. And importantly, we believe we will be able to offer our customers more enhanced service and support for the life of the relationship.

I will have now hand the call over to Mark Stevenson to go over the third strategic reason why this combination is so compelling, which is that this deal increases our companies’ opportunities to expand in some of our industry’s most attractive, highest growth markets. Mark, over to you.

Mark Stevenson - Applied Biosystems - President, COO

Thank you, Greg. As we have already stated, and as you can see from the slide 17, this combination brings together leading brands, products and commercial networks, which in turn strengthens our respective positions in complementary growth segments. Specifically, we will leverage each other’s capabilities and channels in cell biology, applied markets, next generation sequencing, and emerging geographies.

I will discuss in some greater depth the first three of these segments during the next couple of minutes. Before we discuss cell biology, however, let me note on this page that each of our companies see emerging markets, such as those in the Asia-PAC region as attractive markets and sources of talent today. And we believe that these fast-growing geographies will increasingly be where our customers, suppliers and employees are located.

This will require significant investments in infrastructure, commercial operations and talent management. By combining our two companies, we will enjoy economies of scale that can be used to dramatically accelerate our growth in these geographies.

Let’s now take a few minutes to discuss how this combination will create a powerful cell biology franchise. On page 18 you can see that the cell biology it is a $6 billion market, with growth being driven by such macrotrends as increasing funds for cell therapy and stem cell research, and more use of primary and other disease relevant sales.

Importantly, Invitrogen is the number one cell biology brand by a wide margin in an otherwise highly fragmented market. With a wide range of antibody content, media and reagents and customer access, Invitrogen is well positioned in these markets.

However, many of the applications in cell biology workflows require not only reagents, but also complete systems. In addition, cell biology is a highly content specific area, and has a strong link with RNAi application. On both of these fronts, systems development and RNAi through Ambion, AB’s strength in these areas complement Invitrogen’s strength.

Between our companies will be able to capture increasing market share of this $6 billion market, providing a substantial and material platform to grow the top line of our company at over 10% in this segment.

Let’s now move onto the next slide to talk about our next growth markets. On page 19 you can see that in this case AB has a strong presence in a number of applied markets. AB’s capabilities include presence with sales and service people in a number of high-growth applications. Additionally, AB has tremendous capability in automation and systems development, ISO and regulatory expertise, and significant validated assay development capabilities.

Invitrogen has targeted a number of entry points in applied and regulatory markets, including water, biodefense, bioproduction, HLA, histology and cytology.

Perhaps of more importance, Invitrogen has capabilities via its antibodies, beads, labels, enzymes and assay development and kit assembly competencies to significantly enhance AB’s product offering, and to leverage our systems capability to create new applied market systems.

We see a continuing trend shifting traditional tests away and across the molecular testing, with new content from biomarkers being validated every week. Our combined companies will invest heavily to develop new solutions for customers in these new applied markets.

Turning to the next slide, and in the area of next generation sequencing, with our SOLiD system we have the highest output program of any platform. Our 2 base encoding yields the highest accuracy of all short-read next generation sequencing platforms. And our best-in-class field service and support is yielding a rapid sales uptake of SOLiD 2.0.

As we further develop the SOLiD platform with walkaway automation and dramatically reduce the turnaround time, we can combine this focus with Invitrogen’s expertise and capabilities in labeling and molecular biology to develop optimized reagent and applications workflows.

In addition, Invitrogen is currently investing in third generation sequencing technologies and would have been required to spend considerable resources to commercialize a system independently. By combining our efforts in this area, the new company can accelerate these efforts and drive the cost of sequencing down towards the $1,000 genome, enabling new applications across research and applied markets.

As we look at the next slide, and as SOLiD drives down the cost of rare SNP and gene expressor discovery, we expect that increased validation of this new content using our RT-PCR Systems for functional analysis will occur as researchers increase their understanding of gene products in the context of the cell, and then apply these discoveries to transform various markets, including the diagnostic market. The new company will be well positioned to capture these downstream revenue opportunities in both the research and applied applications.

I will now turn the call over to David Hoffmeister to cover the financial highlights of this transaction.

David Hoffmeister - Invitrogen - CFO

Thank you, Mark. And if you please turn to Page 23, I thought I would start by going over the synergies we expect to achieve by combining our companies, because we believe these synergies will create significant value for our shareholders in both the short and the long term.

We have spent a considerable amount of time leading up to today in estimating how much we can get from both costs and revenue synergies. Based on this review, we are confident we can achieve a runrate of at least $125 million in cost synergies by the third year of combination, with the vast majority completed by the end of year two.

These cost synergies will come from raw material savings, elimination of overhead duplication, facilities rationalizations, and increased R&D efficiency and effectiveness. We would expect the raw material synergies, will be some of the first savings to be achieved, followed quickly by the overhead savings.

We expect to achieve our costs synergy targets with these types of savings in the first year, while the second and third year savings will come from facilities rationalizations and other areas.

In terms of revenue synergies, we expect to achieve at least $50 million in annualized operating income by the third year of combination. The revenue synergies we achieve are going to be a result of cross-selling into existing and new markets and new product introductions. You heard Mark talk earlier about some of the more exciting opportunities we have on this front.

On page 24 the combined company is to have a very strong financial profile, with 25% EBITDA margins and over $800 million in operating cash flow. This will allow us the flexibility to quickly repay our debt and/or buyback our shares.

On slide 25, you can see that the company will also have a very well diversified revenue base by geography, end markets and product. Similar to Invitrogen stand-alone, the new company will not be highly dependent on any one customer, product or geography.

On slide 26, in our press release is some guidance for what we expect to achieve in the first full year after close. We expect the combined company will achieve mid single digit organic revenue growth. Non-GAAP EPS will be neutral to slightly accretive to the $2.60 Street estimate for 2009, depending on how quickly we close and when the synergies begin to be realized.

This assumes $60 million of operating income from synergies achieved in the first year, a blended interest rate of approximately 6% on our debt, a 30% effective tax rate, and approximately 190 million shares outstanding.

Beyond 2009 we are confident we can grow revenue in the mid single digits and perhaps more, depending on how quickly we can achieve the revenue synergies. We believe the combined company operating margin can reach the high 20s in the next several years, as we continue to realize costs synergies and optimized price across both companies’ product offerings. We expect EPS will grow in the double digits in 2010 and beyond. This type of earnings growth will increase our return on invested capital to above our WACC within the next several years.

We are very excited about this strategic combination, and upon closing we will update our shareholders on an ongoing basis on our progress towards achieving our synergies and capturing the full promise of this transaction.

I will now hand the call back over to Greg to take you through the immediate next steps.

Greg Lucier - Invitrogen - Chairman, President, CEO

As you can see on slide 28, as I said earlier, we expect to close this transaction this fall, pending regulatory and shareholder approval. Upon closing we will quickly integrate the reagent businesses, while leaving the instrument businesses largely stand-alone, with the exception of joint R&D projects that we already have our sights on. Our cost-saving programs will be implemented immediately.

On slide 29 I think it is worth spending a moment on why we feel so strongly that we can create value for our shareholders with this transaction. Other than the very compelling strategic reason for our companies to combine, we believe the financial benefits are very attractive as well. We’re confident that we can deliver the full promise of this transaction, both strategically and financially, because our company now has a strong track record of success.

Now I recognize that we have had our issues a few years ago when we tried to integrate 15 acquisitions onto a very unstable company infrastructure. Those investors and analysts who know us well, know that our company is a radically different one today than it was three years ago. We have a very solid and stable infrastructure from people to processes to systems. We have a leadership team that has demonstrated we can deliver upon a significant improvement to company performance in a very short period of time.

This quarter we are again solidly on track to deliver yet another quarter of strong organic growth and double-digit EPS growth. Our company could not be in a better position to take on something of this nature. Yes, it will be complex. Yes, it will be time-consuming. And, yes, there will be challenges. But our team and the ABI team are up for the challenge, and I’m extremely confident that we can deliver upon our commitment and then some.

Trust me when I say, we did not take this decision lightly. We did not jump into it. We evaluated this potential combination long and hard, and did extensive due diligence. Although I can’t possibly know this company as well as Tony or Mark does yet, I feel I know it better than any other company I have acquired in my entire career. I know the challenges. I know the potential it has, and most importantly, I know the potential that we can achieve together. The bottom line, our two companies combined is one that will create great things for shareholders, employees and customers.

On slide 30 let me just say that I will end my prepared remarks by reiterating the strategic and financial reasons for this transformative combination. Our companies are highly complementary from our products to our commercial network.Together we will have the ability to drive further growth in markets we could not have won alone. The combined company has significant free cash flow, and the synergies we’re confident we can achieve will create short and long-term value for our shareholders.

I hope you join me in my enthusiasm for this deal. We’re now happy to answer any further questions you may have. Amanda, over to you.

Amanda Clardy - Invitrogen - VP IR

Thank you. Operator, we can now open it up for the question-and-answer period.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Quintin Lai, Robert Baird.

Quintin Lai - Robert Baird - Analyst

Good morning and congratulations on the deal. As we take a look at the deal, diving a little bit deeper, could you talk about some of the ongoing partnerships that both Invitrogen and AB have now? Will there be any changes that you foresee through that 2009/2010 period that you gave with your financials?

Greg Lucier - Invitrogen - Chairman, President, CEO

All the existing partnerships and alliances that each company had remain intact, and will be continue to run for the success of those partnerships and alliances. Now let me be a little less circumspect and perhaps address a question that may be harboring out there on mass spec business.

I just want to say a few words about that. When you look at this total combination, look about 90% of it is an absolutely perfect fit. When we looked at the mass spec business, it is a good business and we intend to run it with great success with our partner.

Now going forward when we think about other instruments we want to provide and create, I think it is clear that we want to do that in a way that the instrument will consume reagents and services down the road. But again, about 90% of this deal is a perfect fit. And that mass spec business is a good one. It is a leader. And we intend to run it for success.

Quintin Lai - Robert Baird - Analyst

As a follow-up, and then I will jump back in the queue because I know there are a lot of people in the queue. As you proceed with this merger, could you talk a little bit about other acquisition and opportunities, the more niche ones that both AB and Invitrogen have pursued? Will they be tabled for now or is that part just business as usual?

Greg Lucier - Invitrogen - Chairman, President, CEO

I think it is first and foremost very focused on achieving the synergies we’re committing to our shareholders today. Now having said that, I think we would also continue to do the smaller technology acquisitions, licenses, things to continue to add into this very I think broad vast portfolio of technologies. But we’re not planning on any acquisitions from here in the near term, because we think we have a great platform that we want to bring together in the most efficient way.

Operator

Ross Muken, Deutsche Bank.

Ross Muken - Deutsche Bank - Analyst

As we look at the next gen sequenced opportunity, that is obviously something you highlighted as an exciting new area for you guys. Can you talk about two things. One, sort of the competency you bring to the R&D effort in sequencing, and what your vision is to help move the instrumentation closer to that $1,000 point, where it could be potentially a diagnostic?

And then two, in the short term do you think there will be any disruption in that market, given the transaction? And how do you counteract that with the customers who may be potentially nervous about purchasing from a company that is in the midst of a large combination?

Greg Lucier - Invitrogen - Chairman, President, CEO

Let me say a few words from an Invitrogen standpoint. One of the areas of due diligence that we did an incredible amount of work on was the SOLiD platform that ABI has developed. This SOLiD platform 2.0 that Mark spoke about, we believe is a real winner, and is going to be demonstrated over the next couple of years here. That is point one.

Point two, Invitrogen had already started up a fairly large team to develop next generation — or let’s say the current generation of sequencing technology, developing reagents for those platforms. There are a number of different product planning cycles that will happen here to develop sample preparation, optimize chemistries for the SOLiD platform and the [Celexa] platform for the benefit of customers. This combination can accelerate that work.

Thirdly, as Mark also mentioned, Invitrogen very confidentially had a very large team developing next generation sequencing technology. The combination of these two companies now is going to accelerate that work and continue to build upon this great platform of SOLiD well into the future. If anything, I would summarize that this transaction really creates, I think, a dynamo in sequencing technology now and well into the future.

Ross Muken - Deutsche Bank - Analyst

And in terms of the customer disruption angle, so you don’t assume there’s going to be any sort of change in market dynamics?

Greg Lucier - Invitrogen - Chairman, President, CEO

I will let Mark Stevenson answer that point.

Mark Stevenson - Applied Biosystems - President, COO

I am going to keep this team very focused. It is going very well on the 2.0. Our sales and support organization will keep very focused on the current customer rollouts. We see both the upgrades we are doing for our current customers are well received, as well as the new systems.

As Greg mentioned, we already have a relationship between the two companies, as we have discussed, both the beads and dyes already use technologies that come from Invitrogen. And as we integrate these workflows, I would like to improve the workflow for these customers both in their sequencing and gene expression applications.

Unidentified Company Representative

I would also add in our dialogue, that whole business is going to be really untouched in this whole integration planning. So it is business as usual, as you say, and let’s keep the momentum going.

Ross Muken - Deutsche Bank - Analyst

David, you mentioned that you thought the pro forma revenue guidance would be sort of mid single digits. You have been tracking towards the end of the — towards the top end of that. Can you talk about the growth expectations you have for the various ABI businesses, or what has been assumed, if you can? Or can you comment on your view, or the view you took on what you think will happen to the CE market on the research side, and how that was factored into the sort of pro forma growth rate?

Greg Lucier - Invitrogen - Chairman, President, CEO

Why don’t we break that question up into a few different answers. And why don’t we start with, Mark can give his commentary on the CE market and how we see things.

Mark Stevenson -Applied Biosystems - President, COO

Well firstly the CE market is pretty much as we have explained before. Interestingly as part of the due diligence the Invitrogen team engaged with L.E.K and did another survey of the market. We updated our point of view about just the number of applications that these will be continued to be used for as we go into the diagnostic space. And there are some interesting opportunities for applications as we combine these two companies in the applied markets with the CE application.

So our view of that business has not changed. We continue to see the consumables uses both in forensic and the applied markets. And we will just see more complementary, so there is no change in that view.

Greg Lucier - Invitrogen - Chairman, President, CEO

I would also say the area that we looked into was just the future of qPCR and the patent estate. And just a few comments we could make is that, first, the future for RT-PCR we think is fantastic. And we will follow the great work going into next generation sequencing.

Secondly, in terms of patent expiration out there in the 2011, 2012 timeframe, you can be assured that we have key development efforts already identified that we can take that issue off the table relative to revenue growth over the next several years.

I will turn in over to David to give any other color commentary on revenue growth.

David Hoffmeister - Invitrogen - CFO

I think the only other thing that I would add is as two companies start to work together, we will have more to say about what we think the growth rate will be from the combination and what impact it will have on the individual products, market segments and businesses. But for now, we feel very comfortable with that mid single digit projection.

Operator

Jon Wood, Banc of America.

Jon Wood - Banc of America -Analyst

Greg, I understand your comments on mass spec. Would you be willing to comment, if there’s an opportunity to divest that business, would you pursue that avenue?

Greg Lucier - Invitrogen - Chairman, President, CEO

I’m not willing to have that dialogue. We’re going to run that business. We’re going to run it for success with our partner, and it is business as usual.

Jon Wood - Banc of America - Analyst

Can you give us a sense of the size of the royalty payments between both companies annually? Is that considered a revenue or a call synergy? Can you give us some idea around that?

Greg Lucier - Invitrogen - Chairman, President, CEO

No, that would really just be lined out, so we didn’t consider that to be a synergy at all.

Jon Wood - Banc of America - Analyst

If Dave could break out the buckets for the first year of operating income synergies, could you do that?

David Hoffmeister - Invitrogen - CFO

Again, just as a top level, we have said that we are expecting over basically a three-year period $175 million in total synergies. $125 million in costs. $50 million in revenue, and that $50 million is operating income impact. And we expect in the first year that we would get $60 million in synergies, the vast majority of that would be cost synergies.

Jon Wood - Banc of America - Analyst

So there is some revenue synergy built into that first year?

David Hoffmeister - Invitrogen - CFO

Very small amount of revenue synergies. The revenue synergies we are really not anticipating to really kick in until years two and three.

Operator

Tycho Peterson, JPMorgan.

Tycho Peterson - JPMorgan - Analyst

Greg, in your comments you talked a little bit about some of your history in terms of integrations and things. It has been a while since you have done a big acquisition. So I am just wondering if you can talk qualitatively about that the team maybe you have in place to handle the integration here, and maybe your plans to keep key R&D personnel? And then if there are any plans to try to improve the performance of some of the businesses, like mass spec, that have maybe underperformed recently?

Greg Lucier - Invitrogen - Chairman, President, CEO

Over the last couple of weeks Mark Stevenson and I would have had discussions about how we would bring these two companies together. And we have a really solid framework for combining Invitrogen and Applied Biosystems. So we start with a good understanding of what has to be done.

In terms of the team, we have also talked through of what people we have on each team, if you will, and how we would deploy those people in order to really get these synergies to happen very quickly. So I think Mark and I feel comfortable that we’re going to have a tremendous combined leadership team to go get the synergies.

The other good benefit here is that both companies have global IT systems up and running now. And so, unlike our problems of a few years ago where we were trying to integrate a lot of little companies on to a lot of little information systems, we don’t have that complication here. So I think it is going to make the integration in key areas very straightforward.

Finally, in terms of mass spec, look, I think that we went through that in detail with AB, as we are doing our due diligence. And I’m very excited by the plans they have in that business. And it is a leader, and I think it will continue to be a leader. So that is really my comments on your questions. Mark, maybe you want to add anything?

Mark Stevenson - Applied Biosystems - President, COO

No, I would just add, Tycho, as you know from the mass spec business, and we saw these last couple of weeks on the ASMS conference this business is driven as we introduce new product cycles. We saw that and engaged with many of our key customers this last week in Denver. We have discussed with our joint partner and spoke with them about this transaction occurring here as we come out and float some new product cycles to drive the revenue. And we are expecting that to go forward. And Greg touched on that as he looked into what is the pipeline coming forward here.

Tycho Peterson - JPMorgan - Analyst

In the comments that you guys made earlier, you didn’t talk a lot about diagnostics. Can you just comment anecdotally as to how important that opportunity may be over the next couple of years. And is there any change in the timing in terms of when AB Instruments may be applied to the diagnostic market, given the agreement today?

Greg Lucier - Invitrogen - Chairman, President, CEO

Maybe I can differ to Tony, who knew about the Celera spin, and then we can answer — the first part of your question about the movement of this new company into diagnostics.

Tony White -Applera Corporation - Chairman, CEO

I think that in the sort of medium to longer term there is a major opportunity for this combination. The Celera spin that we have discussed publicly many times, both the arrangements that were made there, with the exception of sort of a noncomplete for us for a period time of a few years, in the very specific areas where Celera has gone to market, certain tests, and so forth, this combined company would be free to do whatever they think is appropriate in the diagnostics market. So they’re not going to be constrained in any meaningful way. Other than not directly competing with Celera in a few of the tests that they are already marketing. Which wouldn’t be their focus anyway.

I think the technology evolution that is in front of these guys is really exciting. If you take next generation sequencing, for example, and what we think this technology that we have today is capable of doing in terms of the limits of this technology, it is clear to us that breakthroughs in disease management are going to be available from this type of technology.

You’re going to be able to look, for example, at individual cancers at the genomic level, and we think shape therapies around that type of information that will be available on a portable — on a timely basis for clinicians. And that is just an example. I think the convergence of the clinical markets and these types of technologies that are today being used in the research market is in front of us and represents a major new plateau for this company to achieve.

Mark Stevenson - Applied Biosystems - President, COO

I would just add that as we have been preparing for this spin we have been investing in our product commercialization process, so that we can operate better our systems in this more regulated environment. We recently acquired the notice that our Singapore facility will now meet ISO 1345 registration, which will allow us during this next calendar year to launch our first system we have been developing that will CE IVD Marked for the European market.

So we are slowly building up our capabilities to operate in these emerging opportunities, so that we can both better support our clinical research customers and also launch more complete systems into this CE IVD market in the future.

Tycho Peterson - JPMorgan - Analyst

Then just finally one for David. Can you comment on your targets for debt paydown, either generally or as specifically as you want?

David Hoffmeister - Invitrogen - CFO

I think in general we’re going to start out and we are going to have debt that is going to be about 3.6 times EBITDA. And given the cash flow of the combined entity, that is going to come down very quickly. We expect to pay it down almost — starting immediately we will begin our debt paydown.

Operator

Doug Schenkel, Cowen and Company.

Doug Schenkel - Cowen and Company - Analyst

Tony or Mark, would you be willing to share some details on how long you have proactively actually been talking to potential acquirers, and share any details on whether or not most of those were strategic buyers or whether there were actually some, I guess, more financial focused investors who took a look at the company?

Tony White - Applera Corporation - Chairman, CEO

I will give you some of that. I’m not going to give you all of that. I think — we officially — the Board engaged Morgan Stanley in January to began a formal process of really looking at our strategic options, with an eye towards looking for a specific transaction that would be a sale of the company.

So from January to the present, Morgan Stanley conducted a fairly extensive — a very extensive, actually, process of talking to a lot of people, testing whether or not there was interest, following up on those areas where there was. And then we got involved and have had discussions with a number of parties very directly to consider whether or not this was a good thing for us to do with those individuals, and try to gauge their level of interest, etc.

This has been going on since January. It is a very intensive effort. It has involved a lot of discussions, a lot of meetings, a lot of people, a lot of analysis. And it has led to — we narrowed it down to this option about five or six weeks ago, I guess, something like that. I’m losing track of time now, but — and so we have been more focused on this option than others.

This is something that has been well researched, and our Board believes — based on an informed decision about our other options, this was clearly the way we wanted to go.

We didn’t really focus on this — at this option or this type of option, selling the company, until January. We frankly had been preoccupied with our decision, which was made earlier, to spinoff Celera. And we have been focused more —the Board’s activities on that issue. Once that cleared and we were clear we’re going to do that, then we started focusing on what were the right strategic options for ABI. And there were really a number of them, including selling the company, but there were certainly some others that got processed as well.

We are not going to give any details about who we have talked to and what they said, and what all those were. To some extent legally, I think during the proxy period there will be some description of this process that the bankers will provide to describe the process they went through. And let’s just leave that for that time.

Doug Schenkel - Cowen and Company - Analyst

Would you be willing to comment on whether or not there is any breakup fee involved?

Tony White - Applera Corporation - Chairman, CEO

Yes, there is a break up fee. I went to bed earlier than a lot of these people last night (multiple speakers).

Unidentified Company Representative

It is 2.25%. It is approximately $150 million.

Doug Schenkel - Cowen and Company - Analyst

Just one more question, and then I will get back into the queue. You talked about some of your existing collaborative agreements, which I would expect also applies to some of the joint ventures you have in place beyond the mass spec joint venture. You are also a supplier to some of your competitors, or some of your new competitors. Any plans at all to make any alterations to supplying to certain companies that you are now more aggressively competing with?

Tony White -Applera Corporation - Chairman, CEO

We’re guessing that you are asking Greg that question, because we can’t —.

Doug Schenkel - Cowen and Company - Analyst

Yes, I am. Sorry.

Mark Stevenson - Applied Biosystems - President, COO

We have a couple of partnerships that are well-documented, like BioTrove, and Hitachi, that are strong partners. I have reached out to the CEO of BioTrove last night — it was actually this morning. You know, just as I was saying in any of these relationships we also continue to supply to, for example, Ambion through Affymetrix. So we have a number of slides, and we don’t see any change to those good relationships we have in both supplying and being partnered with those companies.

Greg Lucier - Invitrogen - Chairman, President, CEO

I would just add from an Invitrogen standpoint, that brand, that philosophy of optimizing reagents for various instruments and otherwise is going to remain the strategy. So we will continue to be agnostic in that regard and sell technology to the benefit of everyone.

Doug Schenkel - Cowen and Company -Analyst

That approach would continue to apply, despite your increased presence in next gen?

Greg Lucier - Invitrogen - Chairman, President, CEO Yes.

Operator

Peter Lawson, Thomas Weisel Partners.

Peter Lawson - Thomas Weisel Partners -Analyst

Greg, it seems clear you are driving towards this kind of bio pharma and diagnostics markets. What are happening to the applied markets, and in particular the more kind of hard line industrial markets that ABI was targeting?

Greg Lucier - Invitrogen - Chairman, President, CEO

I’m not sure — go ahead, Mark.

Mark Stevenson - Applied Biosystems - President, COO

Peter, I’m not sure when you call hard line, if you call hard line against criminals like in forensics, then yes, we continue to take a hard line against criminals and do that.

Again, there is some small other presence in — Invitrogen has a presence in some markets in partnership with water. We see some opportunities in food. So to whether these technologies can do go into those markets, we will certainly see that.

Clearly the major focus is more into the biological area. Invitrogen has a very strong presence in the bio production, with both the media and presence there in helping those customers. We can combine that with AB’s focus on some of the molecular detections in those bio production areas.

So those will be major markets we have talked about, as well as cross into the human diagnostics and animal health businesses. So all of those are included in that basket as we talk about applying into those markets and transforming those markets.

Tony White - Applera Corporation - Chairman, CEO

If I could just add, the experience we have, and I think Greg and I have talked about this little bit, is that in these applied markets you’re not really selling a basket of products, you are selling an application, you are selling a method. And the more elements of that method or that workflow that you can incorporate into that, the more of a solution and the more attractive that is to the customer. The customer is not interested, like the research customer, in the componentry, they just need to get to a result.

And I think this combination gives us the ability to help the customers shape a workflow that in these applied markets that maybe was more difficult for them to achieve in the past. That is the reason I think we’ll be able to get a lot more traction, particularly in markets today that are in the emerging side, India, China, places like that. We can go in and give these people pretty complete solutions. That, I think, is going to be a big winner for these guys.

Peter Lawson - Thomas Weisel Partners - Analyst

You think that you could still go down the avenue of oil, gas, energy, mass spec telemetry or related technologies?

Mark Stevenson - Applied Biosystems - President, COO

Yes. When your talk about those type of markets, that is less of our focus, and has been less of our focus. I would say even in mass spectrometry, you know there is more in some of the markets in food and in environmental, but it is not really a major strategic focus. It will be, as you see the headlines, it is a leading provider of biotechnology reagents and systems, and that is absolutely our strategic focus.

Peter Lawson - Thomas Weisel Partners - Analyst

Greg, I wonder if you could talk through, you mentioned 90% perfect fit. What is that 10% of the business that isn’t so perfect, is that still mostly in the mass spec area?

Greg Lucier - Invitrogen - Chairman, President, CEO

I was responding to a question about the mass spec business. And I was simply acknowledging that our perfect system solution would be one that has a sophisticated instrument that consumes lots of reagents. And I was just stating the obvious that a mass spec instrument doesn’t quite fit that description. So my comment was 90% of it is perfect, and the 10% is still a very good business, and we intend to run it.

Peter Lawson - Thomas Weisel Partners - Analyst

And then just briefly share buybacks, have they been halted?

David Hoffmeister - Invitrogen - CFO

Share buybacks have been halted for the time between signing and closing, but we remain committed to our philosophy on buybacks for the combined company going forward. First, we invest in the existing business. We will look at acquisitions, licenses, etc., as a perspective use of cash. And we will return excess cash to shareholders.

Mark Stevenson -Applied Biosystems - President, COO

For Applied Biosystems, we stopped our share buyback program when we ended these conversations. It would have probably been inappropriate while these discussions are going on to be buying back shares.

Operator

Jon Groberg, Merrill Lynch.

Jon Groberg - Merrill Lynch - Analyst

Congratulations on the deal. A lot of questions have already been asked obviously. So just a couple — two questions that I will touch on. Obviously, Greg, you mentioned this in your remarks, and some people have asked about it. But the stock is trading down 10% this morning on the news, on what looks like you paid, you got a very good deal for the company at $38. It seems to me that are clearly some synergies. So maybe you can be a bit more specific as to the key challenges that you see in integrating the two companies, and any more specifics about how you recognize those challenges and what you plan to do about them?

Greg Lucier - Invitrogen - Chairman, President, CEO

Look, I think as investors better understand this deal, better understand the strategic fit, the stock price will take care of itself. In terms of capturing those synergies, I can honestly say, having done a lot of acquisitions through my career, that the dialog Mark and I have had, the chemistry he and I have built, we have a very clear understanding of how to go get these synergies in a partnered way.

I actually think is going to be, I don’t want to say easier, because nothing is ever easy, but it is certainly going to be more straightforward than trying to integrate 15 little companies that we had to do over the last couple of years.

I’m greatly encouraged by this. And I think I speak for Mark and the leadership team at Invitrogen, that we will get after these synergies and they will be achieved.

Jon Groberg - Merrill Lynch - Analyst

Then again, given the prices paid maybe, Mark, you can just discuss – you have kind of anecdotally talked about your (technical difficulty) and how you’re happy with it, and impressed with the bid. Can you give any more specific details about SOLiD? Are you going to share anything about units, ordered or shipped to this point, as some of your competitors have?

And then, Dave, last question, you mentioned it was about 3.6 times EBITDA, that you were going to pay down that level – that debt. I’m just curious, what level – what debt level are you more comfortable with as a total firm? Thanks.

Mark Stevenson -Applied Biosystems - President, COO

Let me comment first in SOLiD. The launch of SOLiD 2.0 at the Cold Spring Harbor meeting has gone well. The upgrades that we have been doing of existing units to 2.0 has gone well. We have increased our production rate. We dealt with the customer demand. I’m sure you have done the channel checks, so you’re hearing about the positive comments from the customers as we roll these 2.0 systems out.

We don’t think the best metric is number of installed units. We will see it as we gain market share. And that is the message we will continue to do. And you saw yesterday our release of the — our participation in the 1,000 genomes project that we will continue to scale up and see just bigger and bigger projects that we can do. We will participate, and already are, with Baylor in that project. And you will see just tremendous data coming out of that collaboration we announced yesterday.

David Hoffmeister - Invitrogen - CFO

In terms of the debt level, the company with the cash flow generated from operations could easily handle the 2.6 times EBITDA that we currently have. As I said, just given the cash, that will come down, our projection is, fairly quickly. Going forward the company could easily be at 2.0.

I think it is premature at this point to say what we’re going to really target. I think we need to get in and take a look at the synergies, what we’re going to do in terms of the specific businesses, and then we will set our capital structure for the long term.

Amanda Clardy - Invitrogen - VP IR

Operator, we have time for one more question.

Operator

Derik De Bruin, UBS.

Derik De Bruin - UBS - Analyst

Greg, I was a little bit curious to see the fact that you’re going to – could you explain a little bit more what you’re going to do with the Invitrogen brand name, and you are renaming the company more –.

Unidentified Company Representative

Can you speak up a little bit? We are having trouble [hearing you].

Derik De Bruin - UBS - Analyst

I said, I’m a little bit curious to know what you’re going to do with the Invitrogen brand name. You are renaming the company Applied Biosystems Inc. And I’m just curious, given the strong brand that Invitrogen has, could you just talk a little bit more about how you see that brand going forward, and what you’re going to do. Just a little bit of the rationale behind that.

Greg Lucier - Invitrogen - Chairman, President, CEO

Sure. Obviously more work will be done here, but let me give you the initial thinking. Subject to further work over the next couple of months, but Invitrogen and Applied Biosystems have very strong brand recognition. So it is important that both of those brands be maintained.

Generally, the reagent salesforce, which has a total lab focus, is instrument agnostic, if you will, will remain in place and will be branded Invitrogen. And it will be business as usual. They will carry AB reagents to the benefit of customers. So we will be putting

AB branded consumables into Invitrogen supply centers, etc. So the AB brand will be treated through that channel like molecular probes or GIBCO. I think that will make it very clear to customers that it is business as usual.

The instruments, obviously, are going to be remain branded Applied Biosystems because of that strong brand recognition, and I think the consumables that go with it. So that brand will be maintained as well.

I think what you are seeing is that you’ll have an instrument salesforce and channel that remains branded AB. You’ll have a channel for reagents that remains branded Invitrogen, and the overall corporation will be named Applied Biosystems.

Derik De Bruin - UBS - Analyst

A lot of my questions were answered, but I just wanted to swing back on the Celera spin. Does having a change of control in Applied Biosystems, does this trigger any strange tax implications for the spin, or anything along those lines? And have you gotten the final rulings from the SEC and everything on how the span is going to be dealt with?

Tony White -Applera Corporation - Chairman, CEO

We are proceeding with the spin there. This is Tony. And the final paperwork is being filed. It was delayed a couple of days because we wanted to make sure this — because there is some amendments to the S1 that have to be made in the Celera filing to accommodate this transaction, which we’re doing.

We hope we can still get it done on the schedule that we have talked about, but because of the delays, the final filings and the amendments to the S1 for Celera, this may slip. It is really up to the SEC and what their turnaround is going to be on this. If it slips, it is a month, it is not – we don’t think it is a big deal. But we’re still hopeful.

In terms of the tax issue, that is fairly complex. It is complex in the sense that this — these two things are completely independent. The decision to spin Celera, as you know, we have discussed in a number of forums, was made quite some time ago. We were — I guess, last summer announced that we were looking at this option, and we were processing it very carefully. And we always said that we wanted to do it, unless we found some reason why we couldn’t. And we didn’t. So we have moved forward with that.

This decision was made quite some time ago. And since there is really no nexus between the Celera spin decision and this transaction, I think we believe that the tax implications of this should be — should not be there. It shouldn’t be.

But I’m not a tax lawyer, and I’m certainly not going to speak for the IRS, and this is a complicated question. If the facts are as I understand them, if they hold up through analysis then this shouldn’t be a factor in the non-taxable spin.

But it is really one of those things where we will see. And it was factored into Invitrogen’s decision both ways, obviously for conservative planning purposes. If it turns out that there is a different ruling or approach to this thing, then everybody will understand it and deal with.

Greg Lucier - Invitrogen - Chairman, President, CEO

There will be substantial discussion of this in the revised Registration Statement for Celera, which hopefully will be filed by the end of business today.

Derik De Bruin - UBS - Analyst

And I guess, just when you look at the logistics of the Applied Biosystems — now that you’re in this acquisition state, how are you going to handle your conference calls for earnings and stuff like that? Are you still going to have those as a joint company — just a little bit of logistics?

Tony White -Applera Corporation - Chairman, CEO

I will let Greg give you the different (multiple speakers).

Derik De Bruin - UBS - Analyst

I mean specifically for Applera.

Tony White -Applera Corporation - Chairman, CEO

We’re still an independent company. We are under contract to enter into this transaction once regulatory approvals are met and our shareholders approve it. Those are two steps that haven’t been taken yet. And until then, it is business as usual. And there are both practical and legal constraints about what we can do together, other than just to start to plan for the combination.

So don’t get excited. You’re going to have one more — at least one more conference call with me. I know you look forward to these.

Derik De Bruin - UBS - Analyst

All the time, Tony.

Tony White -Applera Corporation - Chairman, CEO

That is the first thing I thought about, was you’re going to miss me, aren’t you?

Derik De Bruin - UBS - Analyst

Yes. But what are you going to do?

Tony White -Applera Corporation - Chairman, CEO

We’re going to keep – we will keep this. Obviously our Q4 conference call will be on schedule, and it will be based on just a stand-alone organization. Then depending on what happens in terms of the approvals, there may be one after that. I don’t know.

Operator

This concludes the question-and-answer portion of the call. I would now like to turn it over to Ms. Amanda for closing remarks.

Amanda Clardy - Invitrogen - VP IR

Thank you. Thank you for joining our call today. There will be a transcript posted on both companies’ websites soon. And a replay of this call will be available for three weeks. Thank you, and good morning.

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. And have a wonderful day.

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FORWARD LOOKING STATEMENTS

Some statements made by Applera Corporation (the “Company”) or Invitrogen Corporation (“Invitrogen”) contained in, or incorporated by reference in, this communication are forward-looking and are subject to a variety of risks and uncertainties. These forward-looking statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” and “anticipate,” among others. Such forward-looking statements include statements regarding our decision to enter into an agreement for a sale of the Company, the ability of the Company and Invitrogen to complete the transaction contemplated by the definitive agreement, including the parties’ ability to satisfy the conditions set forth in the definitive agreement, and the possibility of any termination of the definitive agreement. The forward-looking statements contained in this report are based on our current expectations, and those made at other times will be based on our expectations when the statements are made. We cannot guarantee that any forward-looking statements will be realized.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  To comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from anticipated results or other expectations expressed in forward-looking statements. We also note that achievement of anticipated results or expectations in forward-looking statements is subject to the possibility that assumptions underlying forward-looking statements will prove to be inaccurate. Investors should bear this in mind as they consider forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by the stockholders of the Company and Invitrogen, as well as of regulatory agencies, the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of the Company’s operations and those of Invitrogen will be greater than expected, the impact of competition and other risk factors included in the Company’s and Invitrogen’s reports filed with the SEC. The risks and uncertainties that may affect the operations, performance, development, and results of our business include, but are not limited to, those described under the heading “Risks Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as updated by our subsequent Quarterly Reports on Form 10-Q.  We note that our business could be affected by other factors that we have not disclosed because we think they are immaterial.  Also, there may be additional risks and uncertainties that could affect our businesses but that are not currently known to us. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Invitrogen will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of the Company and Invitrogen.  The Company and Invitrogen will mail the joint proxy statement to their respective stockholders.  Investors and security holders are urged to read the joint proxy statement when it becomes available because it will contain important information.  You may obtain a free copy of the joint proxy statement (when available) and other related documents filed with the SEC by the Company and Invitrogen at the SEC’s website at www.sec.gov.  The joint proxy statement (when it is available) and the other documents may also be obtained for free at the Company’s website at http://www.applera.com or at Invitrogen’s website at http://www.invitrogen.com.

PARTICIPANTS IN THE SOLICITATION

The Company and Invitrogen and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in respect of the transactions contemplated in connection with the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the merger will be set forth in the joint proxy statement when it is filed with the SEC.  You can find information about Company’s executive officers and directors in the Company’s definitive proxy statement filed with the SEC on September 6, 2007.  You can find information about Invitrogen’s executive officers and directors in its definitive proxy statement filed with the SEC on March 5, 2008.  You may obtain free copies of these documents from the Company or Invitrogen, as applicable, by using the contact information above.